Exhibit 99.1

First National Corporation Reports Annual and Fourth Quarter 2023 Financial Results

STRASBURG, Va., February 1, 2024 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $9.6 million and diluted earnings per common share of $1.53 for the year ended December 31, 2023. This compared to net income of $16.8 million and diluted earnings per common share of $2.68 for the year ended December 31, 2022.

For the fourth quarter ended December 31, 2023, the Company reported unaudited consolidated net loss of $851 thousand and diluted loss per common share of $0.14. This compared to net income of $3.1 million and diluted earnings per common share of $0.50 for the third quarter of 2023, and net income of $4.8 million and diluted earnings per common share of $0.76 for the fourth quarter of 2022.

The net loss for the fourth quarter of 2023 resulted from a $6.0 million provision for credit losses during the period, which was primarily the result of $2.7 million of loan charge-offs, a $2.4 million increase in specific reserves on individually impaired loans, and an $819 thousand increase in the general reserve component of the allowance for credit losses on loans. The charge-offs, increase in specific reserves, and increase in the general reserve were primarily attributable to commercial and industrial loans originated to health care professionals through a third-party lender.

2023 HIGHLIGHTS

Key highlights of the year ended December 31, 2023, are as follows. Comparisons are to the prior year ended December 31, 2022, unless otherwise stated:

●	Net income totaled $9.6 million
●	Return on average assets was 0.71%
●	Efficiency ratio of 67.69%
●	Net interest margin was 3.41%
●	Loan portfolio increased $48.9 million, or 5%
●	Noninterest-bearing deposits comprised 31% of total deposits
●	Tangible book value per share increased by 8% to $18.06
●	Provision for credit losses totaled $6.2 million

“While the fourth quarter financial results were disappointing, we are pleased with the company’s overall performance in 2023. After absorbing a $6.0 million provision for credit losses in the fourth quarter and the Federal Reserve raising the Federal funds rate four times during the year, the return on average assets was still a respectable 0.71% for the year and book value increased to $18.06 per share from $16.79 at the end of last year,” said Scott Harvard, president and chief executive officer of First National. Harvard continued, “Our team continued to serve customers as trusted advisors and were able to grow loans by $48.9 million, stabilize the net interest margin in the fourth quarter at 3.35%, and retain 31% of total deposits in noninterest-bearing accounts. I remain optimistic about the ability of our team to deliver people first service that results in value creation for our shareholders over time.”

NET INTEREST INCOME

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Net interest income decreased $2.2 million, or 5%, to $43.4 million for 2023. Total interest income increased by $8.3 million and was offset by an increase in total interest expense of $10.5 million.

The increase in total interest income was primarily attributable to a $7.6 million, or 18%, increase in interest income and fees on loans. The increase in interest income on loans was primarily attributable to a 48-basis point increase in the yield on loans and a 7% increase in average loan balances compared to the prior year.

The increase in total interest expense was attributable to a $10.4 million increase in interest expense on deposits. The higher interest expense on deposits resulted from a 126-basis point increase in the cost of interest-bearing deposits, which was partially offset by the impact of a 3% decrease in average interest-bearing deposits. The increase in the cost of deposits was impacted by a change in the composition of the deposit portfolio as lower cost deposit balances decreased, while higher cost deposit balances increased.

The net interest margin was 3.41% compared to the 3.71% for the prior year as the increase in the cost of funds exceeded the increase in yield on earning assets. Although the interest rate environment continued to be challenging during the year, the net interest margin was stable over the last three consecutive quarters as the rising cost of funds was offset by rising earning asset yields.

Fourth Quarter 2023 Compared to Linked Third Quarter 2023

Net interest income increased by $126 thousand, or 1%, to $10.8 million for the fourth quarter of 2023, compared to the linked third quarter of 2023. Total interest income increased by $643 thousand and was partially offset by an increase in total interest expense of

$517 thousand.

The $643 thousand increase in interest income was primarily attributable to a $615 thousand, or 5%, increase in interest income and fees on loans. The increase in interest income on loans was primarily attributable to a 13-basis point increase in the yield on loans and a 2% increase in average loan balances compared to the linked quarter.

The $517 thousand increase in interest expense was attributable to a $422 thousand, or 11%, increase in interest expense on deposits. The higher interest expense on deposits was attributable to a 17-basis point increase in the cost of interest-bearing deposits and a 2% increase in average interest-bearing deposits compared to the linked quarter. The increase in the cost of deposits was also impacted by a change in the composition of the deposit portfolio as lower cost account balances decreased, while higher cost account balances increased.

The net interest margin was unchanged at 3.35% compared to the linked quarter as an increase in the cost of funds was offset by an increase in the yield on earning assets.

NONINTEREST INCOME

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Noninterest income totaled $11.8 million for the year, which was a decrease of $866 thousand, or 7%, compared to $12.7 million for the prior year. The decrease was primarily a result of a gain on sale of other investment of $2.9 million in the prior year, which was partially offset by $2.0 million of net losses on sale of securities available for sale in the prior year. The gain on sale of other investment resulted from a gain on sale of an interest in a broker-dealer of investment securities by First Bank Financial Services, Inc.

Fourth Quarter 2023 Compared to Linked Third Quarter 2023

Noninterest income totaled $3.1 million for the fourth quarter of 2023 and was unchanged from the third quarter of 2023. An increase in fees for other customer services and a gain on sale of other investment was offset by decreases in ATM and check card fees. The gain on sale of other investment resulted from a contingency payment associated with the 2022 sale of the investment.

NONINTEREST EXPENSE

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Noninterest expense increased $1.6 million, or 5%, in 2023, compared to the prior year. The increase was attributable to increases in several categories, including salaries and employee benefits, marketing, legal and professional fees, ATM and check card expense, FDIC assessment, bank franchise tax, and other operating expenses.

Fourth Quarter 2023 Compared to Linked Third Quarter 2023

Noninterest expense decreased $684 thousand, or 7%, in the fourth quarter of 2023, compared to the linked quarter. The decrease was primarily attributable to a $506 thousand, or 9%, decrease in salaries and employee benefits. The decrease in salaries and employee benefits was attributable to an adjustment to performance-based compensation based on the Company’s 2023 financial results.

ASSET QUALITY

Overview

Nonperforming assets (“NPAs”) as a percentage of total assets increased to 0.48% on December 31, 2023, compared to 0.23% on September 30, 2023, and 0.21% one year ago on December 31, 2022. Loans past due greater than 30 days and still accruing interest as a percentage of total loans also increased to 0.31% on December 31, 2023, compared to 0.19% on September 30, 2023, and 0.17% on December 31, 2022. Net charge-offs totaled $2.7 million in the fourth quarter of 2023, compared to net charge-offs of $83 thousand in the third quarter of 2023, and net charge-offs of $95 thousand in the fourth quarter of 2022. The allowance for credit losses on loans totaled $12.0 million, or 1.24% of total loans on December 31, 2023, compared to $8.9 million, or 0.93% of total loans on September 30, 2023, and $7.4 million, or 0.81% of total loans on December 31, 2022.

Nonperforming Assets

NPAs increased to $6.8 million on December 31, 2023, compared to $3.1 million on September 30, 2023, and $2.9 million on December 31, 2022, which represented 0.48%, 0.23%, and 0.21% of total assets, respectively. The increase in NPAs during the fourth quarter of 2023 resulted from thirteen commercial and industrial loans originated to health care professionals through a third-party lender with loan balances totaling $1.7 million and related unamortized premium balances totaling $706 thousand, and one commercial and industrial loan participation with a balance of $1.2 million.

Past Due Loans

Loan past due greater than 30 days and still accruing interest increased to $3.0 million, or 0.31% of total loans on December 31, 2023, compared to $1.8 million, or 0.19% of total loans on September 30, 2023, and $1.5 million, or 0.17%, of total loans on December 31, 2022. Of the total past due loans still accruing interest, $524 thousand was past due 90 days or more on December 31, 2023, compared to $370 thousand on September 30, 2023, and $0 on December 31, 2022. Loans that were past due 90 days or more and still accruing interest on December 31, 2023 were in the renewal process.

Net Charge-offs

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Net charge-offs totaled $3.6 million for the year compared to net charge-offs of $114 thousand in the prior year. Net charge offs included $1.7 million of commercial and industrial loans that were originated to health care professionals through a third-party lender and $706 thousand of unamortized premiums on the loans. There was also an $888 thousand charge off attributable to two commercial and industrial loans to one customer, which had specific reserves established in the fourth quarter of 2022.

Fourth Quarter 2023 Compared to Linked Third Quarter 2023

Net charge-offs totaled $2.7 million for the fourth quarter of 2023, compared to net charge-offs of $83 thousand for the linked third quarter of 2023. The net charge-offs included $1.7 million of commercial and industrial loans originated to health care professionals through a third-party lender and $706 thousand of unamortized loan premiums on the loans.

Provision for Credit Losses

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Provision for credit losses totaled $6.2 million in 2023, compared to a provision for credit losses of $1.9 million for the prior year. The provision was comprised of a $6.0 million provision for credit losses on loans, a $260 thousand provision for credit losses on unfunded commitments, and a $26 thousand recovery of credit losses on held-to-maturity securities.

Fourth Quarter 2023 Compared to Linked Third Quarter 2023

The Bank recorded a $6.0 million provision for credit losses in the fourth quarter of 2023, which was comprised of a $5.9 million provision for credit losses on loans, a $224 thousand provision for credit losses on unfunded commitments, and a $24 thousand recovery of credit losses on held-to-maturity securities. This compared to a provision for credit losses of $100 thousand for the linked third quarter of 2023.

Allowance for Credit Losses on Loans

On December 31, 2023, the allowance for credit losses on loans totaled $12.0 million, which was an increase of $3.1 million compared to an allowance for credit losses of $8.9 million on September 30, 2023. The allowance for credit losses totaled $7.4 million on December 31, 2022. The allowance increased in the fourth quarter of 2023 from a $2.4 million increase in specific reserves on individually evaluated loans and an $819 thousand increase in the general reserve component of the allowance. Specific reserves increased by $1.8 million from fourteen new individually evaluated loan relationships and increased by $555 thousand from two loans to one customer that were individually analyzed for specific reserves in prior periods. The general reserve increased from loan growth, higher calculated loss rates, and from the recognition of higher inherent risk in the loan portfolio through adjustments to qualitative risk factors. A qualitative factor adjustment related to changes in asset quality was made to the commercial and industrial loan pool during the fourth quarter of 2023.

The following table provides the changes in the allowance for credit losses on loans for the three-month periods ended (dollars in thousands):

	December 31, 2023	September 30, 2023	December 31, 2022
Allowance for credit losses on loans, beginning of period	$8,896	$8,858	$5,710
Net charge-offs	(2,673)	(83)	(114)
Provision for credit losses on loans	5,751	121	1,850
Allowance for credit losses on loans, end of period	$11,974	$8,896	$7,446

The allowance for credit losses on loans as a percentage of total loans totaled 1.24% on December 31, 2023, compared to 0.93% on September 30, 2023, and 0.81% on December 31, 2022.

Allowance for Credit Losses on Unfunded Commitments

The allowance for credit losses on unfunded commitments totaled $413 thousand on December 31, 2023, and the provision for credit losses on unfunded commitments totaled $224 thousand for the fourth quarter of 2023, which was included in the $6.0 million provision for credit losses reported on the Company’s consolidated income statement.

Allowance for Credit Losses on Securities

The allowance for credit losses on securities totaled $107 thousand on December 31, 2023, which was a decrease from $131 thousand on September 30, 2023. Recovery of credit losses on securities totaled $24 thousand for the fourth quarter of 2023.

LIQUIDITY

Liquidity sources available to the Bank, including interest-bearing deposits in banks, unpledged securities available for sale, at fair value, unpledged securities held-to-maturity, at par, eligible to be pledged to the Federal Reserve Bank through its Bank Term Funding Program, and available lines of credit totaled $512.7 million on December 31, 2023, and $532.1 million on September 30, 2023.

The Bank maintains liquidity to fund loan growth and to meet potential demand from deposit customers, including potential volatile deposits. The estimated amount of uninsured customer deposits totaled $368.2 million on December 31, 2023, and $346.9 million on September 30, 2023. Excluding municipal deposits, the estimated amount of uninsured customer deposits totaled $286.2 million on December 31, 2023, and $268.4 million on September 30, 2023.

BALANCE SHEET

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Assets totaled $1.4 billion on December 31, 2023, which was a $50.0 million, or 4%, increase compared to total assets one year ago on December 31, 2022. Interest-bearing deposits in banks increased by $23.8 million and loans, net of the allowance for credit losses on loans, increased by $44.5 million, or 5%.

Loans increased by $44.5 million, or 5%, but the growth in loans did not have an impact on the composition of the loan portfolio. The loan portfolio was primarily comprised of loans secured by one-to-four family residential real estate, loans secured by commercial real estate, and commercial and industrial loans, which totaled 36%, 45%, and 12% of the loan portfolio, respectively, on December 31, 2023.

Deposits decreased by $7.6 million, or 1%, when compared to total deposits one year ago on December 31, 2022. The deposit composition changed over the prior year as noninterest-bearing demand deposits decreased from 34% to 31% of total deposits, savings and interest-bearing deposits decreased from 55% to 54% of total deposits, and time deposits increased from 11% to 16% of total deposits over the period.

Other borrowings increased $50.0 million during the year as the Bank borrowed funds in December 2023 from the Federal Reserve Bank through their Bank Term Funding Program. On December 31, 2023, borrowings totaled $50.0 million with a fixed interest rate of 4.85% and a maturity date of December 26, 2024. The Bank benefited from the borrowing by reducing interest rate risk and increasing net interest income. The Bank had no other borrowings one year ago on December 31, 2022.

Shareholders’ equity totaled $116.3 million on December 31, 2023, which was an increase of $7.9 million, or 7%, compared to December 31, 2022. The increase in total shareholders’ equity was attributable to a $3.9 million increase in retained earnings and a $3.8 million decrease in accumulated other comprehensive loss, net. The Company declared and paid cash dividends totaling $0.60 per common share in 2023, which was an increase compared to cash dividends totaling $0.56 paid in the prior year. The Company’s common equity to total assets ratio and its tangible common equity to tangible assets ratio increased during the year. The Bank is considered well-capitalized.

Year Ended December 31, 2023 Compared to Linked Quarter Ended September 30, 2023

Assets totaled $1.4 billion on December 31, 2023, which was a $53.2 million increase from the linked quarter ended September 30, 2023. Interest-bearing deposits in banks increased by $37.0 million and loans, net of the allowance for credit losses on loans, increased by $13.9 million.

Loans, net of the allowance for credit losses on loans, totaled $957.5 million on December 31, 2023, which was a $13.9 million, or 6% annualized, increase from September 30, 2023.

Deposits totaled $1.2 billion on December 31, 2023 and September 30, 2023. The deposit composition changed slightly as noninterest- bearing demand deposits decreased $24.6 million, while savings and interest-bearing deposits increased $15.2 million and time deposits increased $7.9 million during the period.

Other borrowings increased $50.0 million during the fourth quarter as the Bank borrowed funds in December 2023 from the Federal Reserve Bank through their Bank Term Funding Program.

Shareholders’ equity totaled $116.3 million on December 31, 2023, which was an increase of $4.3 million from September 30, 2023. The increase in total shareholders’ equity was attributable to a $6.0 million decrease in accumulated other comprehensive loss, net. The Company declared and paid cash dividends of $0.15 per common share during the fourth quarter of 2023, which was unchanged from quarterly dividends paid during the first three quarterly periods of 2023.

The following table provides capital ratios at the periods ended:

	December 31, 2023	September 30, 2023	December 31, 2022
Total capital ratio (2)	14.05%	14.80%	14.60%
Tier 1 capital ratio (2)	12.82%	13.86%	13.82%
Common equity Tier 1 capital ratio (2)	12.82%	13.86%	13.82%
Leverage ratio (2)	9.31%	9.97%	9.57%
Common equity to total assets (5)	8.19%	8.20%	7.91%
Tangible common equity to tangible assets (5) (6)	7.99%	7.98%	7.70%

LOANS ORIGINATED THROUGH A THIRD-PARTY

The Bank purchased commercial and industrial loans between October 2021 and October 2023 from a third-party finance company that originated and serviced loans to health care professionals. The finance company operated a program that historically provided credit support to the Bank through, among other things, the repurchase of their loans and unamortized loan premiums when loans did not pay according to the loan agreements.

The Bank performed an evaluation of the purchased loans, which resulted in a loss classification for $1.7 million of the loans and $830 thousand of their unamortized premiums. The classifications resulted in charge offs of the loans and unamortized premiums totaling

$2.5 million to the Bank’s allowance for credit losses on loans during the fourth quarter of 2023.

On December 31, 2023, loans purchased from the finance company totaled $24.5 million, which was comprised of $16.6 million of loan balances and unamortized premiums totaling $7.9 million. The Bank determined that $2.4 million of the loans were non-accrual and thus were individually evaluated. Specific reserves on the individually evaluated loans were included in the Bank’s allowance for credit losses on loans. The remaining $22.1 million of loans were considered performing and were included in the calculation of the general reserve component of the allowance for credit losses. Premiums are amortized over the life of the loans using the effective interest method.

STOCK REPURCHASE PLAN

During the fourth quarter of 2022, the Board of Directors authorized a stock repurchase plan to purchase up to $5.0 million of its common stock through December 31, 2023. There were no stock repurchases during the fourth quarter of 2023. For the year ended December 31, 2023, the Company repurchased 37,532 shares of its common stock for a total of $568 thousand at a weighted average price of $15.14 per share. There were no stock repurchases during the prior year ending December 31, 2022.

NON-GAAP FINANCIAL MEASURES

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. The non-GAAP financial measures presented in this document include fully taxable equivalent interest income, the net interest margin, the efficiency ratio, and tangible common equity to tangible assets.

The Company believes certain non-GAAP financial measures enhance the understanding of its business and performance. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. A reconciliation of tax-exempt net interest income is included at the end of this release.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward- looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. For details on factors that could affect expectations, future events or results, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Income Statement
Interest income
Interest and fees on loans	$13,255	$12,640	$11,886	$11,512	$11,502
Interest on deposits in banks	368	338	759	344	522
Interest on securities
Taxable interest	1,318	1,323	1,306	1,339	1,381
Tax-exempt interest	303	304	307	306	308
Dividends	30	26	28	27	27
Total interest income	$15,274	$14,631	$14,286	$13,528	$13,740
Interest expense
Interest on deposits	$4,232	$3,810	$3,402	$2,216	$1,593
Interest on federal funds purchased	1	—	—	—	—
Interest on subordinated debt	70	69	69	69	69
Interest on junior subordinated debt	68	69	67	67	68
Interest on other borrowings	94	—	3	—	—
Total interest expense	$4,465	$3,948	$3,541	$2,352	$1,730
Net interest income	$10,809	$10,683	$10,745	$11,176	$12,010
Provision for credit losses	5,950	100	100	—	1,250
Net interest income after provision for credit losses	$4,859	$10,583	$10,645	$11,176	$10,760
Noninterest income
Service charges on deposit accounts	$718	$733	$683	$646	$662
ATM and check card fees	825	976	848	800	838
Wealth management fees	784	811	749	776	706
Fees for other customer services	232	122	220	196	238
Brokered mortgage fees	46	38	35	—	21
Income from bank owned life insurance	168	175	135	149	155
Net losses on securities available for sale	—	—	—	—	(2,004)
Gain on sale of other investment	186	—	—	—	2,885
Other operating income	110	198	214	211	631
Total noninterest income	$3,069	$3,053	$2,884	$2,778	$4,132
Noninterest expense
Salaries and employee benefits	$4,999	$5,505	$5,189	$5,346	$5,325
Occupancy	568	534	524	528	562
Equipment	621	598	571	587	575
Marketing	190	204	248	268	228
Supplies	153	128	147	148	144
Legal and professional fees	443	439	422	343	339
ATM and check card expense	313	440	425	400	388
FDIC assessment	154	161	212	106	70
Bank franchise tax	262	262	262	254	238
Data processing expense	327	266	252	202	289
Amortization expense	4	5	4	5	4
Other real estate owned (income) expense, net	2	15	(219)	3	(189)
Other operating expense	1,064	1,227	1,121	1,010	1,007
Total noninterest expense	$9,100	$9,784	$9,158	$9,200	$8,980
Income (loss) before income taxes	$(1,172)	$3,852	$4,371	$4,754	$5,912
Income tax expense (expense) benefit	(321)	731	866	905	1,132
Net income (loss)	$(851)	$3,121	$3,505	$3,849	$4,780

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Common Share and Per Common Share Data
Earnings (loss) per common share, basic	$(0.14)	$0.50	$0.56	$0.61	$0.76
Weighted average shares, basic	6,261,500	6,256,663	6,269,668	6,273,913	6,262,821
Earnings (loss) per common share, diluted	$(0.14)	$0.50	$0.56	$0.61	$0.76
Weighted average shares, diluted	6,282,815	6,271,351	6,277,161	6,281,116	6,272,409
Shares outstanding at period end	6,263,102	6,260,934	6,250,613	6,281,935	6,264,912
Tangible book value at period end (4)	$18.06	$17.38	$17.55	$17.30	$16.79
Cash dividends	$0.15	$0.15	$0.15	$0.15	$0.14

Key Performance Ratios
Return on average assets	(0.25%)	0.91%	1.02%	1.15%	1.37%
Return on average equity	(2.97%)	10.96%	12.56%	14.20%	18.38%
Net interest margin	3.35%	3.35%	3.36%	3.60%	3.70%
Efficiency ratio (1)	66.23%	70.67%	68.37%	65.50%	59.56%

Average Balances
Average assets	$1,372,365	$1,355,113	$1,372,781	$1,351,630	$1,386,841
Average earning assets	1,290,231	1,275,112	1,290,828	1,267,830	1,297,223
Average shareholders’ equity	113,614	112,987	111,917	109,924	103,132

Asset Quality
Loan charge-offs	$2,765	$143	$110	$975	$135
Loan recoveries	92	60	206	60	40
Net charge-offs (recoveries)	2,673	83	(96)	915	95
Non-accrual loans	6,763	3,116	677	1,591	2,673
Other real estate owned, net	—	—	45	185	185
Nonperforming assets (3)	6,763	3,116	722	1,776	2,858
Loans 30 to 89 days past due, accruing	2,484	1,395	970	1,816	1,532
Loans over 90 days past due, accruing	524	370	226	47	—
Special mention loans	—	—	2,754	—	1,959
Substandard loans, accruing	287	1,683	418	296	301

Capital Ratios (2)
Total capital	$142,333	$146,163	$144,278	$141,501	$139,549
Tier 1 capital	129,840	136,947	135,079	132,784	132,103
Common equity tier 1 capital	129,840	136,947	135,079	132,784	132,103
Total capital to risk-weighted assets	14.05%	14.80%	14.88%	14.85%	14.60%
Tier 1 capital to risk-weighted assets	12.82%	13.86%	13.93%	13.94%	13.82%
Common equity tier 1 capital to risk-weighted assets	12.82%	13.86%	13.93%	13.94%	13.82%
Leverage ratio	9.31%	9.97%	9.72%	9.70%	9.57%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Balance Sheet
Cash and due from banks	$17,194	$17,168	$17,697	$17,950	$20,784
Interest-bearing deposits in banks	69,967	32,931	54,379	59,851	46,130
Securities available for sale, at fair value	152,857	148,175	156,745	162,355	162,907
Securities held to maturity, at amortized cost (net of allowance for credit losses)	148,244	149,948	151,677	151,301	153,158
Restricted securities, at cost	2,078	2,077	1,803	1,803	1,908
Loans, net of allowance for credit losses	957,456	943,603	921,336	909,250	913,076
Other real estate owned, net	—	—	45	185	185
Premises and equipment, net	22,142	21,363	21,556	21,637	21,876
Accrued interest receivable	4,655	4,502	4,248	4,389	4,543
Bank owned life insurance	24,902	24,734	24,559	24,424	24,531
Goodwill	3,030	3,030	3,030	3,030	3,030
Core deposit intangibles, net	117	122	127	131	136
Other assets	16,653	18,567	17,022	16,026	17,119
Total assets	$1,419,295	$1,366,220	$1,374,224	$1,372,332	$1,369,383

Noninterest-bearing demand deposits	$379,208	$403,774	$396,137	$410,019	$427,344
Savings and interest-bearing demand deposits	662,169	646,980	670,005	676,875	677,139
Time deposits	192,349	184,419	176,226	154,631	136,849
Total deposits	$1,233,726	$1,235,173	$1,242,368	$1,241,525	$1,241,332
Other borrowings	$50,000	$—	$—	$—	$-
Subordinated debt, net	4,997	4,997	4,996	4,996	4,995
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	5,022	4,792	4,721	4,675	5,417
Total liabilities	$1,303,024	$1,254,241	$1,261,364	$1,260,475	$1,261,023

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,829	7,826	7,813	7,842	7,831
Surplus	32,950	32,840	32,601	32,992	32,716
Retained earnings	94,198	95,988	93,805	91,239	90,284
Accumulated other comprehensive (loss), net	(18,706)	(24,675)	(21,359)	(20,216)	(22,471)
Total shareholders’ equity	$116,271	$111,979	$112,860	$111,857	$108,360
Total liabilities and shareholders’ equity	$1,419,295	$1,366,220	$1,374,224	$1,372,332	$1,369,383

Loan Data
Mortgage real estate loans:
Construction and land development	$52,680	$50,405	$49,282	$48,610	$51,840
Secured by farmland	9,154	7,113	3,563	3,150	3,343
Secured by 1-4 family residential	344,369	340,773	337,601	334,302	331,421
Other real estate loans	438,118	426,065	418,409	412,851	415,112
Loans to farmers (except those secured by real estate)	455	667	714	739	900
Commercial and industrial loans (except those secured by real estate)	112,619	116,463	112,088	110,198	110,325
Consumer installment loans	4,753	4,596	4,505	4,206	4,128
Deposit overdrafts	222	368	251	179	197
All other loans	7,060	6,049	3,781	3,732	3,256
Total loans	$969,430	$952,499	$930,194	$917,967	$920,522
Allowance for credit losses	(11,974)	(8,896)	(8,858)	(8,717)	(7,446)
Loans, net	$957,456	$943,603	$921,336	$909,250	$913,076

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Reconciliation of Tax-Equivalent Net Interest Income (7)
GAAP measures:
Interest income – loans	$13,255	$12,640	$11,886	$11,512	$11,502
Interest income – investments and other	2,019	1,991	2,400	2,016	2,238
Interest expense – deposits	(4,232)	(3,810)	(3,402)	(2,216)	(1,593)
Interest expense – federal funds purchased	(1)	—	—	—	—
Interest expense – subordinated debt	(70)	(69)	(69)	(69)	(69)
Interest expense – junior subordinated debt	(68)	(69)	(67)	(67)	(68)
Interest expense – other borrowings	(94)	—	(3)	—	—
Total net interest income	$10,809	$10,683	$10,745	$11,176	$12,010
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – municipal securities	$80	$81	$81	$82	$82
Total tax benefit realized on non-taxable interest income	80	81	81	82	82
Total tax-equivalent net interest income	$10,889	$10,764	$10,826	$11,258	$12,092

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Year Ended
	December 31,	December 31,
	2023	2022
Income Statement
Interest income
Interest and fees on loans	$49,293	$41,720
Interest on deposits in banks	1,809	1,223
Interest on securities
Taxable interest	5,286	5,131
Tax-exempt interest	1,220	1,229
Dividends	111	92
Total interest income	$57,719	$49,395
Interest expense
Interest on deposits	$13,660	$3,273
Interest on federal funds purchased	1	—
Interest on subordinated debt	277	277
Interest on junior subordinated debt	271	270
Interest on other borrowings	97	—
Total interest expense	$14,306	$3,820
Net interest income	$43,413	$45,575
Provision for credit losses	6,150	1,850
Net interest income after provision for credit losses	$37,263	$43,725
Noninterest income
Service charges on deposit accounts	$2,780	$2,677
ATM and check card fees	3,449	3,300
Wealth management fees	3,120	3,008
Fees for other customer services	770	839
Brokered mortgage fees	119	245
Income from bank owned life insurance	627	596
Net losses on securities available for sale	—	(2,004)
Gain on sale of other investment	186	2,885
Other operating income	733	1,104
Total noninterest income	$11,784	$12,650
Noninterest expense
Salaries and employee benefits	$21,039	$20,709
Occupancy	2,154	2,218
Equipment	2,377	2,300
Marketing	910	813
Supplies	576	528
Legal and professional fees	1,647	1,414
ATM and check card expense	1,578	1,370
FDIC assessment	633	463
Bank franchise tax	1,040	930
Data processing expense	1,047	989
Amortization expense	18	19
Other real estate owned (income), net	(199)	(106)
Other operating expense	4,422	3,978
Total noninterest expense	$37,242	$35,625
Income before income taxes	$11,805	$20,750
Income tax expense	2,181	3,952
Net income	$9,624	$16,798

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Year Ended
	December 31,	December 31,
	2023	2022
Common Share and Per Common Share Data
Net income, basic	$1.54	$2.69
Weighted average shares, basic	6,265,394	6,252,369
Net income, diluted	$1.53	$2.68
Weighted average shares, diluted	6,279,106	6,259,357
Shares outstanding at period end	6,263,102	6,264,912
Tangible book value at period end (4)	$18.06	$16.79
Cash dividends	$0.60	$0.56

Key Performance Ratios
Return on average assets	0.71%	1.19%
Return on average equity	8.59%	15.87%
Net interest margin	3.41%	3.71%
Efficiency ratio (1)	67.69%	61.75%

Average Balances
Average assets	$1,363,339	$1,408,710
Average earning assets	1,280,980	1,237,635
Average shareholders’ equity	112,083	105,869

Asset Quality
Loan charge-offs	$3,993	$529
Loan recoveries	418	415
Net charge-offs	3,575	114

Reconciliation of Tax-Equivalent Net Interest Income (7)
GAAP measures:
Interest income – loans	$49,293	$41,720
Interest income – investments and other	8,426	7,675
Interest expense – deposits	(13,660)	(3,273)
Interest expense – federal funds purchased	(1)	—
Interest expense – subordinated debt	(277)	(277)
Interest expense – junior subordinated debt	(271)	(270)
Interest expense – other borrowings	(97)	—
Total net interest income	$43,413	$45,575
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$—	$8
Tax benefit realized on non-taxable interest income – municipal securities	324	327
Total tax benefit realized on non-taxable interest income	$324	$335
Total tax-equivalent net interest income	$43,737	$45,910

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains on sales of securities and gains on other investments.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance but cautions that such information not be viewed as a substitute for GAAP.

(2) Capital ratios are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned.

(4) Tangible book value is calculated by subtracting goodwill and other intangibles from total shareholders' equity. Tangible book value is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(5) Capital ratios presented are for First National Corporation.

(6)  The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of the Company’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

(7) Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.